Exhibit 99.1

Revolve Group Announces First Quarter 2021 Financial Results

Los Angeles, CA – May 6, 2021 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the first quarter ended March 31, 2021.

“We delivered record quarterly net sales in the first quarter of 2021, highlighted by growth of 22% year-over-year and 30% over the first quarter of 2019, with meaningful acceleration in growth during March,” said co-founder and co-CEO Mike Karanikolas.  “We also delivered record net income of $22 million, or $0.30 per diluted share, and $33 million in cash flow generated from operating activities, a more than 400% and 300% increase over the prior year, respectively.   Our exceptional results for the first quarter reinforce our belief that REVOLVE is uniquely positioned for the reopening of economies and the post-COVID world as a brand consumers associate with living an active social lifestyle.  We are excited to re-accelerate our investment in the business to support our next phase of growth.”

 “Particularly exciting is that the strong recovery in March came from a return to growth in styles associated with social outings, such as dresses, as well as continued strong growth in at home related products, including beauty, intimates and activewear that have grown rapidly throughout the pandemic,” said co-founder and co-CEO Michael Mente.  “Driven by our powerful brand, our proprietary technology, and our data driven merchandising, our results demonstrate great progress against our goal of developing a deeper relationship with our customer and capturing a larger share of her wallet over time.”

First Quarter 2021 Financial Summary

	Three Months Ended March 31,
	2021	2020	YoY Change	2019 (1)
	(in thousands)
Net sales	$178,907	$146,075	22%	$137,343
Gross profit	$96,665	$70,950	36%	$70,754
Gross margin	54.0%	48.6%		51.5%
Net income	$22,252	$4,156	435%	$4,962
Adjusted EBITDA (non-GAAP financial measure)	$23,340	$5,609	316%	$8,549
Net cash provided by operating activities	$33,209	$8,081	311%	$15,924
Free cash flow (non-GAAP financial measure)	$32,473	$7,530	331%	$10,937

Operational Metrics

	Three Months Ended March 31,
	2021	2020	YoY Change	2019 (1)
	(in thousands, except average order value)
Active customers (trailing 12 months)	1,477	1,528	(3%)	1,262
Orders placed	1,282	1,172	9%	1,135
Average order value	$256	$259	(1%)	$259

(1)

Because the COVID-19 pandemic had a materially negative impact on our results in the first quarter of 2020, we are also providing results for the first quarter of 2019 as supplemental information that may provide a useful reference point for investors.

Additional First Quarter 2021 Metrics and Results Commentary

•	Total net sales were $178.9 million, a year-over-year increase of 22.5%.
•

The year-over-year growth rate for net sales reflects meaningful acceleration that began in mid-March driven by continued strong sales growth in at-home products such as beauty, intimates and activewear combined with significantly improved trends in categories associated with social outings, such as dresses.  The quarterly year-over-year comparison was helped by easier comparisons to the prior year beginning in the second week of March.  We believe that the 2021 results were also positively impacted by U.S. federal government stimulus payments distributed to U.S. consumers during March 2021.  As a result, in the above tables, we have provided data for the first quarter of 2019 to serve as an additional reference point for comparison.

•

Gross margin was 54.0%, a year-over-year increase of approximately 540 basis points and the highest-ever gross margin reported for a first quarter. Gross margin benefitted from very healthy inventory dynamics that contributed to a year-over-year increase in the percentage of net sales at full-price and a year-over-year decrease in the depth of markdowns, partially offset by a lower contribution from owned brands that is consistent with the outlook shared on recent investor conference calls.

•

Net income was a record $22.3 million, a year-over-year increase of 435%, and more than four times greater than Q1 2019 net income, the most recent first quarter before the onset of the COVID-19 pandemic.

•

Operational efficiency benefit from lower return rates year over year: For the fourth consecutive quarter, net income benefitted from a lower return rate year over year as operating efficiency within fulfillment and selling and distribution expenses continued to benefit from customers returning a lower proportion of their purchases.  Now that we are more than 12 months into the COVID-19 pandemic and considering the recent relative strength in the sales of dresses (a category with a higher-than-average return rate), consistent with previous commentary, we expect these return rate tailwinds to reverse beginning in the second quarter of 2021.  In the short term, we expect this dynamic to cause selling and distribution expenses, where the majority of costs are shipping related, to increase year over year as a percentage of net sales, and to a lesser extent, to result in more difficult year-over-year comparisons for fulfillment expenses expressed as a percentage of net sales in upcoming quarters.

•	Adjusted EBITDA was $23.3 million, a year-over-year increase of 316%, and also meaningfully higher than Q1 2019 Adjusted EBITDA, the most recent first quarter before the impact of COVID-19.
•

Diluted earnings per share (EPS) was $0.30, five times greater than the $0.06 reported in Q1 2020, and also more than four times greater than Q1 2019 EPS, the most recent first quarter before the onset of the COVID-19 pandemic.

•

Tax rate: Net income and EPS for the first quarters of 2021 and 2020 each benefitted from a lower effective tax rate that resulted in tax benefits, primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options.  Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.

Additional Net Sales Commentary

•	REVOLVE segment net sales were $152.2 million, a year-over-year increase of 22.2%.
•

FORWARD segment net sales were $26.7 million, a year-over-year increase of 23.8%, reflecting healthy expansion despite a very tough prior-year comparison in Q1 2020 when FORWARD net sales grew 47% year over year.

•

International net sales increased 38% year over year, outperforming the domestic net sales increase of 19% year over year.  The international strength was broad based with Australia, Canada, Greater China and the Middle East each delivering strong double-digit growth in net sales.

Cash Flow and Balance Sheet

•

Net cash provided by operating activities was $33.2 million, a year-over-year increase of 311%, and free cash flow was $32.5 million, a year-over-year increase of 331%.  The combination of strong profitability, favorable working capital changes and our capital efficiency led to an exceptional quarter of cash flow generation.

•

Balance sheet: The strong cash flow further strengthened our balance sheet and liquidity.  Cash and cash equivalents, net of borrowings, as of March 31, 2021 were $182.9 million, an increase of $109.3 million, or 149%, from $73.6 million as of March 31, 2020, and an increase of $36.9 million, or 25%, from December 31, 2020. Our balance sheet as of March 31, 2021 remains debt free.
•	Inventory as of March 31, 2021 was $100.5 million, an increase of $5.2 million, or 5%, from December 31, 2020.
•

Inventory decreased $0.9 million year over year, or 1%, from the inventory balance of $101.4 million as of March 31, 2020.  By comparison, net sales increased 22.5% year over year, illustrating our increased inventory efficiency.  Going forward, we intend to continue to invest in our inventory position to support anticipated growth in consumer demand.

Additional trend information regarding REVOLVE’s first quarter 2021 financial results and operating metrics is available in the Q1 2021 Financial Highlights presentation available on REVOLVE’s investor relations website.  https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of Q1 2021

Results for the month of April 2021 marked a continuation of recent momentum, with year-over-year growth in net sales in April meaningfully outpacing the 22% year-over-year growth reported for the first quarter of 2021.  While COVID-19 has continued to have a negative impact on REVOLVE’s operations and on net sales in certain regions, we are encouraged by the pace of vaccine uptake and signs of healthy economic recovery across the United States and in many of our key markets around the world.  We have also recently resumed our in-person marketing events with appropriate safety protocols, successfully hosting impactful marketing events in Australia and Los Angeles.  We plan to invest even further in additional marketing events and programs in the near term to capitalize on the reopening opportunity with newly vaccinated consumers excited to socialize in person, travel and enjoy the active lifestyle they have come to associate with REVOLVE.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail.  To participate, please dial (833) 513-0541 within the United States or (778) 560-2564 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 4837479.  The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 4837479.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectations around the continued impact of the COVID-19 pandemic on our business, operations and financial results, our expectations around return rate trends and selling and distribution expenses, our expected future effective tax rate, and plans to make further investments in our inventory position and our marketing events and programs. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; general economic conditions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our online business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which we expect to file with the SEC on May 7, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Revolve Group, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our Non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other expense (income), net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.

Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FORWARD, that leverage one platform. Through REVOLVE we offer an assortment of premium apparel and footwear, accessories and beauty products from emerging, established and owned brands.  Through FORWARD we offer a highly curated assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contact:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

or

Media:

Simone Kuhfal

simone.kuhfal@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$178,907	$146,075
Cost of sales	82,242	75,125
Gross profit	96,665	70,950
Operating expenses:
Fulfillment	4,367	4,493
Selling and distribution	24,977	21,779
Marketing	26,228	21,950
General and administrative	19,878	18,874
Total operating expenses	75,450	67,096
Income from operations	21,215	3,854
Other expense (income), net	233	(127)
Income before income taxes	20,982	3,981
Benefit from income taxes	(1,270)	(175)
Net income	$22,252	$4,156
Earnings per share of Class A and Class B common stock:
Basic	$0.31	$0.06
Diluted	$0.30	$0.06
Weighted average number of shares of Class A and Class B stock outstanding:
Basic	71,782	69,320
Diluted	74,033	71,903

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$182,907	$146,013
Accounts receivable, net	6,584	4,621
Inventory	100,455	95,272
Income taxes receivable	15,389	10,689
Prepaid expenses and other current assets	26,145	20,330
Total current assets	331,480	276,925
Property and equipment (net of accumulated depreciation of $15,735 and $14,652 as of March 31, 2021 and December 31, 2020, respectively)	10,832	11,211
Intangible assets, net	1,226	1,260
Goodwill	2,042	2,042
Other assets	2,846	500
Deferred income taxes	11,391	13,814
Total assets	$359,817	$305,752
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$49,686	$39,337
Income taxes payable	832	195
Accrued expenses	25,749	24,733
Returns reserve	37,471	25,602
Other current liabilities	18,366	15,821
Total current liabilities	132,104	105,688
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 35,741,182 and 32,856,611 shares issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	36	33
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 36,422,333 and 38,540,095 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	36	38
Additional paid-in capital	91,332	86,040
Retained earnings	136,309	113,953
Total stockholders' equity	227,713	200,064
Total liabilities and stockholders’ equity	$359,817	$305,752

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income	$22,252	$4,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,149	1,191
Equity-based compensation	976	564
Deferred income taxes	2,423	—
Changes in operating assets and liabilities:
Accounts receivable	(1,963)	1,730
Inventories	(5,183)	2,888
Income taxes receivable	(4,700)	(205)
Prepaid expenses and other current assets	(5,815)	5,878
Other assets	(2,346)	33
Accounts payable	10,349	8,994
Income taxes payable	637	(72)
Accrued expenses	1,016	(3,947)
Returns reserve	11,869	(14,129)
Other current liabilities	2,545	1,000
Net cash provided by operating activities	33,209	8,081
Investing activities:
Purchases of property and equipment	(736)	(551)
Net cash used in investing activities	(736)	(551)
Financing activities:
Proceeds from borrowings on line of credit	—	30,000
Proceeds from the exercise of stock options, net	4,317	975
Net cash provided by financing activities	4,317	30,975
Effect of exchange rate changes on cash and cash equivalents	104	(344)
Net increase in cash and cash equivalents	36,894	38,161
Cash and cash equivalents, beginning of period	146,013	65,418
Cash and cash equivalents, end of period	$182,907	$103,579
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$ —	$25
Income taxes, net of refund	$364	$101

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended March 31,
Net sales	2021	2020
REVOLVE	$152,160	$124,472
FORWARD	26,747	21,603
Total	$178,907	$146,075

Gross profit
REVOLVE	$84,213	$62,380
FORWARD	12,452	8,570
Total	$96,665	$70,950

The following table lists net sales by geographic area (in thousands):

	Three Months Ended March 31,
	2021	2020
United States	$143,285	$120,330
Rest of the world	35,622	25,745
Total	$178,907	$146,075

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except average order value and percentages)
Gross margin	54.0%	48.6%
Adjusted EBITDA	$23,340	$5,609
Free cash flow	$32,473	$7,530
Active customers	1,477	1,528
Total orders placed	1,282	1,172
Average order value	$256	$259

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP adjusted EBITDA to net income for the three months ended March 31, 2021, 2020 and 2019 is as follows:

	Three Months Ended March 31,
	2021	2020	2019
	(in thousands)
Net income	$22,252	$4,156	$4,962
Excluding:
Other expense (income), net	233	(127)	216
(Benefit from) provision for income taxes	(1,270)	(175)	1,723
Depreciation and amortization	1,149	1,191	695
Equity-based compensation	976	564	511
Non-routine items (1)	—	—	442
Adjusted EBITDA	$23,340	$5,609	$8,549

(1)	Non-routine items in the three months ended March 31, 2019 primarily relate to legal settlements.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months ended March 31, 2021, 2020 and 2019 is as follows:

	Three Months Ended March 31,
	2021	2020	2019
	(in thousands)
Net cash provided by operating activities	$33,209	$8,081	$15,924
Purchases of property and equipment	(736)	(551)	(4,987)
Free cash flow	$32,473	$7,530	$10,937
Net cash used in investing activities	$(736)	$(551)	$(4,987)
Net cash provided by (used in) financing activities	$4,317	$30,975	$(248)